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Exhibit 99.1

September 20, 2017

Quanterix Corporation
113 Hartwell Ave
Lexington, MA 02421

Consent of Health Advances LLC

Health Advances LLC ("Health Advances") hereby consents to the quotation by the Company in the Registration Statement on Form S-1 (as may be amended or supplemented) of Quanterix Corporation (the "Company") to be filed with the U.S. Securities and Exchange Commission (the "Registration Statement") of certain information from Health Advances' report prepared on behalf of the Company as set forth on Schedule I hereto. Health Advances also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

HEALTH ADVANCES LLC
By:	/s/ DONNA HOCHBERG
	Name:	Donna Hochberg
	Title:	Partner

Schedule I

"This prospectus also contains estimates and other statistical data from a custom market research report by an independent third-party research firm, which was commissioned by us and was issued in June 2017."

"According to estimates in a report commissioned by us from an independent third-party research firm, referred to herein as the Third-Party Research Report, we believe the future aggregate market opportunity for us and others using our Simoa technology has the potential to expand to approximately $38 billion, approximately $30 billion of which would be addressable by Simoa upon receipt of the necessary regulatory approvals to market our products in areas other than life science research, which we have not yet begun the process to obtain."

"According to estimates in the Third-Party Research Report, we believe that the total life science research market addressable by Simoa, including both proteomics and genomics research, is currently $3 billion per year and has the potential to reach $8 billion per year."

"According to estimates in the Third-Party Research Report, we believe that the total diagnostic and precision health screening markets addressable by us and others using Simoa have the potential to reach an aggregate of $30 billion per year, which would be addressable upon receipt of the necessary regulatory approvals to market our products in areas other than life science research, which we have not yet begun the process to obtain."

"This prospectus also contains estimates and other statistical data from a custom market research report by an independent third-party research firm, which was commissioned by us and was issued in June 2017, referred to herein as the Third-Party Research Report."

"According to estimates in the Third-Party Research Report, we believe that the total life science research market addressable by Simoa, including both proteomics and genomics research, is $3 billion per year and has the potential to reach $8 billion per year."

"According to estimates in the Third-Party Research Report, we believe that the total diagnostic and precision health screening markets addressable by us and others using Simoa have the potential to reach an aggregate of $30 billion per year, which would be addressable upon receipt of the necessary regulatory approvals to market our products in areas other than life science research, which we have not yet begun the process to obtain."

"According to estimates in the Third-Party Research Report, we believe the aggregate market opportunity for us and others using Simoa has the potential to expand to $38 billion as researchers and healthcare practitioners develop new applications for our products that span the continuum from research through diagnosis and precision health."

"According to estimates in the Third-Party Research Report, we believe that the total life science research market addressable by Simoa, including both proteomics and genomics research, is $3 billion per year and has the potential to reach $8 billion per year."

"According to estimates in the Third-Party Research Report, we believe that these are areas of high unmet need with a total addressable market for us and others using Simoa that has the potential to reach $38 billion across research, diagnostic and precision health screening indications."

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  Exhibit 99.1
Consent of Health Advances LLC
Schedule I